Exhibit 10.126

AGREEMENT

This irrevocable option agreement (this "Agreement") to purchase shares of common stock of Xfone, Inc. (the "Company" or "Xfone") is made and entered into this 1st day of July 2008, by and between Guy Nissenson of 3A Finchley Park, London, United Kingdom ("Nissenson") and Abraham Keinan of 4 Wycombe Gardens, London, United Kingdom ("Keinan").

W I T N E S S E T H :

WHEREAS, Keinan is the Chairman of the Board of Directors of Xfone, and Nissenson is the President, CEO and a director of Xfone; and

WHEREAS, Keinan is the beneficial owner of 3,208,000 shares of common stock, $0.001 par value per share, of Xfone, and Keinan wishes to sell a minimum of 2,868,000 of his Xfone shares (the "Option Shares") and simultaneously to resign from all of his positions with the Company and its subsidiaries; and

WHEREAS, Nissenson wishes to purchase the Option Shares, individually and/or together with the Nissenson Investors (as defined below);

"Nissenson Investors" shall mean any investor, whether a group, corporation or individual, brought by Nissenson to participate in the purchase of the Option Shares. Nissenson will solely determine who is a "Nissenson Investor" and will be their sole representative.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Nissenson and Keinan agree as follows:

1.
Keinan hereby grants Nissenson an irrevocable and exclusive option to purchase the Option Shares, individually and/or together with the Nissenson Investors, at a price per share of $3.4289277 (the "Option").

2.
Nissenson may exercise the Option and purchase the Option Shares at any time prior to 5:00 p.m. BT on January 1, 2009 (the "Option Period"), by the delivery of a written notice to Keinan (the "Notice"). The completion of the transaction (including payment of the aggregate purchase price and transfer of the Option Shares) shall take place within 10 calendar days from the date of the Notice.

3.
In the event that Nissenson decides to exercise the Option, Keinan shall have the right to sell to the purchaser(s) of the Option Shares up to an additional 340,000 shares of Xfone common stock that he owns, at the same price as the Option Shares (the "Additional Shares").  Any Additional Shares purchased pursuant to this provision shall be delivered at the same time as the Option Shares.

4.
Upon the purchase of the Option Shares and any Additional Shares under this Agreement, Keinan shall immediately resign from all of his positions with Xfone and/or its subsidiaries and shall relinquish any rights under his agreements with the Company and its subsidiaries, including fees, salary, bonuses, options (including but not limited to outstanding and fully vested options), severance pay, etc.

5.
Upon the purchase of the Option Shares and any Additional Shares under this Agreement, the Voting Agreement by and between Keinan, Nissenson and Campbeltown Business Ltd. dated September 28, 2004 shall terminate.

6.	No Shop. During the Option Period, Keinan shall not negotiate, discuss or otherwise contemplate an agreement to sell the Option Shares or the Additional Shares to any other third party.

IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.

/s/ Guy Nissenson	/s/ Abraham Keinan
Guy Nissenson	Abraham Keinan

I agree to the provisions of Section 5 of this Agreement:

/s/ Guy Nissenson
__________________________
Campbeltown Business Ltd.